FOR IMMEDIATE RELEASE

VESTIN GROUP, INC. ANNOUNCES THAT VESTIN MORTGAGE IS PURSUING VARIOUS STEPS INTENDED TO INCREASE THE UNIT VALUE OF VESTIN FUND I, LLC AND VESTIN FUND II, LLC

LAS VEGAS—December 24, 2003—Vestin Group, Inc. (Nasdaq:VSTN) announced that in a meeting with members of Vestin Fund I and Vestin Fund II, Mike Shustek, the CEO of Vestin Mortgage, which manages the Funds, advised that Vestin Mortgage is currently pursuing various steps intended to increase the unit value of Vestin Fund I and Vestin Fund II. Mr. Shustek stated that it is his objective to restore the value of units in Vestin Fund I to their original value of $10 per unit on or before January 31, 2004, and to restore the value of units in Vestin Fund II to their original value of $10 per unit on or before September 30, 2004. Realization of these objectives will depend in large part upon the successful sale of notes or properties securing certain loans made by the Funds and other events, which are beyond the control of Vestin Mortgage. No assurance can be given that such sales or other events will occur, nor can Vestin Mortgage predict future events which may affect unit values.

About Vestin Group, Inc.

Vestin Group, Inc., an asset manager and leading company in the commercial mortgage business is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC, a $100 million mortgage fund, Vestin Fund II, LLC, a $500 million mortgage fund, and Vestin Fund III, LLC, a $100 million mortgage and real estate fund.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.

Contact:

Lance Bradford (702) 227-0965
John Alderfer (702) 227-0965